Exhibit (a)(1)

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF TRUST
OF
ALPINE SERIES TRUST

THIS Certificate of Amendment of the Certificate of Trust of Alpine Series Trust (the "Trust") is being duly executed and filed by the undersigned, as trustees, to amend the Certificate of Trust of the Trust (the "Certificate of Trust"), which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 5, 2001, under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the "Act").

The Certificate of Trust is hereby amended to add the following language:

“Series.  Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

Notice of Limitation of Liabilities of each Series.  Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.”

Effective Date.  This Certificate of Amendment shall be effective upon filing.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Amendment in accordance with Section 3811(a) of the Act.

/s/ H. Guy Leibler
H. Guy Leibler, as Trustee

/s/ Samuel A. Lieber
Samuel A. Lieber, as Trustee